UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 6)

                                 Credicorp Ltd.
 -------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Shares
 -------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   G2519Y 10 8
 -------------------------------------------------------------------------------
                                 (CUSIP Number)

                                       N/A
 -------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

                 Check the appropriate box to designate the rule
                   pursuant to which this Schedule is filed:

                                [ ] Rule 13d-1(b)

                                [ ] Rule 13d-1(c)

                                [X] Rule 13d-1(d)

     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).




    1     Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

          Atlantic Security Holding Corporation

----------------------------------------------------------------------------------------------------------------
    2     Check the Appropriate Box if a Member of a Group              (a) : [X]
                                                                        (b) : [ ]
----------------------------------------------------------------------------------------------------------------
    3     SEC Use Only

----------------------------------------------------------------------------------------------------------------
    4     Citizenship or Place of Organization

          Cayman Islands
----------------------------------------------------------------------------------------------------------------
                      5   Sole Voting Power
      NUMBER OF
       SHARES             10,330,113*
    BENEFICIALLY     -------------------------------------------------------------------------------------------
      OWNED BY        6   Shared Voting Power
        EACH
      REPORTING                0
       PERSON        -------------------------------------------------------------------------------------------
        WITH          7   Sole Dispositive Power

                          10,330,113*
                     -------------------------------------------------------------------------------------------
                      8   Shared Dispositive Power

                          0
----------------------------------------------------------------------------------------------------------------
    9     Aggregate Amount Beneficially Owned by Each Reporting Person

          10,330,113* (individually)
          14,574,027   (total group shares)
----------------------------------------------------------------------------------------------------------------
   10     Check if the Aggregate Amount in Row (9) Excludes Certain Shares
----------------------------------------------------------------------------------------------------------------
   11     Percent of Class Represented by Amount in Row (9)

          10.94%*  (individually)
          15.44%    (total group shares)
----------------------------------------------------------------------------------------------------------------
   12     Type of Reporting Person (See Instructions)

                                                            HC
----------------------------------------------------------------------------------------------------------------

*    Reflects 171,909 shares held of record by Atlantic Security Bank,


      its        Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)
     wholly-
     owned
   subsidiary.1  Banco de Credito del Peru
----------------------------------------------------------------------------------------------------------------
       2         Check the Appropriate Box if a Member of a Group              (a) : [X]
                                                                               (b) : [ ]
----------------------------------------------------------------------------------------------------------------
       3         SEC Use Only

----------------------------------------------------------------------------------------------------------------
       4         Citizenship or Place of Organization

                 Peru
----------------------------------------------------------------------------------------------------------------
                      5   Sole Voting Power
      NUMBER OF
       SHARES             1,625,315*
    BENEFICIALLY     -------------------------------------------------------------------------------------------
      OWNED BY        6   Shared Voting Power
        EACH
      REPORTING             0
       PERSON        -------------------------------------------------------------------------------------------
        WITH          7   Sole Dispositive Power

                          1,625,315*
                     -------------------------------------------------------------------------------------------
                      8   Shared Dispositive Power

                          0
----------------------------------------------------------------------------------------------------------------
       9         Aggregate Amount Beneficially Owned by Each Reporting Person

                  1,625,315*    (individually)
                 14,574,027  (total group shares)
----------------------------------------------------------------------------------------------------------------
       10        Check if the Aggregate Amount in Row (9) Excludes Certain Shares
----------------------------------------------------------------------------------------------------------------
       11        Percent of Class Represented by Amount in Row (9)

                  1.72%*  (individually)
                 15.44%  (total group shares)
----------------------------------------------------------------------------------------------------------------
       12        Type of Reporting Person (See Instructions)

                                                         BK
----------------------------------------------------------------------------------------------------------------

* Reflects 1,625,315 shares held of record by Banco de Credito Overseas Ltd., its wholly-owned subsidiary.


    1     Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

          El Pacifico-Peruano Suiza Compania de Seguros y Reaseguros
----------------------------------------------------------------------------------------------------------------
    2     Check the Appropriate Box if a Member of a Group              (a) : [X]
                                                                        (b) : [ ]
----------------------------------------------------------------------------------------------------------------
    3     SEC Use Only

----------------------------------------------------------------------------------------------------------------
    4     Citizenship or Place of Organization

          Peru
----------------------------------------------------------------------------------------------------------------
                      5   Sole Voting Power
      NUMBER OF
       SHARES             2,618,599*
    BENEFICIALLY     -------------------------------------------------------------------------------------------
      OWNED BY        6   Shared Voting Power
        EACH
      REPORTING                0
       PERSON        -------------------------------------------------------------------------------------------
        WITH          7   Sole Dispositive Power

                          2,618,599*
                     -------------------------------------------------------------------------------------------
                      8   Shared Dispositive Power

                          0
----------------------------------------------------------------------------------------------------------------
    9     Aggregate Amount Beneficially Owned by Each Reporting Person

           2,618,599*  (individually)
          14,574,027  (total group shares)
----------------------------------------------------------------------------------------------------------------
   10     Check if the Aggregate Amount in Row (9) Excludes Certain Shares
----------------------------------------------------------------------------------------------------------------
   11     Percent of Class Represented by Amount in Row (9)

           2.77%*  (individually)
          15.44%  (total group shares)
----------------------------------------------------------------------------------------------------------------
   12     Type of Reporting Person (See Instructions)
                                             IC
----------------------------------------------------------------------------------------------------------------

* Reflects 14,080 shares held of record by El Pacifico Vida Compania de Seguros, a subsidiary of El-Pacifico-Peruano Suiza Compania de Seguros y Reaseguros.

Item 1(a).           Name of Issuer:

                     Credicorp Ltd.

Item 1(b).           Address of Issuer's Principal Executive Offices:

                     Clarendon House
                     Church Street
                     Hamilton HM11 Bermuda

Item 2(a).           Name of Persons Filing:

                     Atlantic Security Holding Corporation
                     Banco de Credito del Peru
                     El Pacifico-Peruano Suiza Compania de Seguros y Reaseguros

Item 2(b).           Address of Principal Business Office or if None, Residence:

                     Atlantic Security Holding Corp.
                     Calle 50 y Aquilino de la Guardia
                     Torre Banco Continental Pisos 28 29
                     Panama, Republic of Panama

                     Banco de Credito del Peru
                     Calle Centenario 156
                     Las Laderas de Melgarejo
                     La Molina
                     Lima 12 Peru

                     El Pacifico-Peruano Suiza Compania de Seguros y Reaseguros Avenida Arequipa 660
                     Lima, Peru

Item 2(c).           Citizenship:

                     See Item 4 on Page 2
                     See Item 4 on Page 3
                     See Item 4 on Page 4

Item 2(d).           Title of Class of Securities:

                     Common Shares

Item 2(e).           Cusip Number:

                     G2519Y 10 8

Item 3.              If this statement is filed pursuant to Rules 13d-1(b), or
             13d-2(b), check  whether  the  person  filing is a: Not Applicable.

           (a)       [ ] Broker or dealer registered under Section 15 of the
                         Act (15 U.S.C. 78o)

           (b)       [ ] Bank as defined in Section 3(a)(6) of the Act
                         (15 U.S.C. 78c)

           (c)       [ ] Insurance Company as defined in Section 3(a)(19) of the
                         Act (15 U.S.C. 78c)

           (d)       [ ] Investment company registered under Section 8 of the
                         Investment Company Act of 1940 (15 U.S.C. 80a-8)

           (e)       [ ] An investment adviser in accordance with
                         ss.240.13d-1(b)(1)(ii)(E)

           (f)       [ ] An employee benefit plan or endowment fund in
                         accordance with ss.240.13d-1(b)(1)(ii)(F)

           (g)       [ ] A parent holding company or control person in
                         accordance with ss.240.13d-1(b)(ii)(G)

           (h)       [ ] A savings associations as defined in Section 3(b) of
                         the Federal Deposit Insurance Act

           (i)       [ ] A church plan that is excluded from the definition of
                         an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)

           (j)       [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J)

Item 4.              Ownership

           (a) Amount Beneficially Owned:

               See Item 9 on Page 2
               See Item 9 on Page 3
               See Item 9 on Page 4

           (b) Percent of Class:

               See Item 11 on Page 2
               See Item 11 on Page 3
               See Item 11 on Page 4

           (c) Number of shares as to which such person has:

               (i)   Sole power to vote or to direct the vote:

                     See Item 5 on Page 2
                     See Item 5 on Page 3
                     See Item 5 on Page 4

               (ii)  Shared power to vote or to direct the vote:

                     See Item 6 on Page 2
                     See Item 6 on Page 3
                     See Item 6 on Page 4

               (iii) Sole power to dispose or to direct the disposition of:

                     See Item 7 on Page 2
                     See Item 7 on Page 3
                     See Item 7 on Page 4

               (iv)  Shared power to dispose or to direct the disposition of:

                     See Item 8 on Page 2
                     See Item 8 on Page 3
                     See Item 8 on Page 4

Item 5.              Ownership of Five Percent or Less of a Class

                     Not Applicable

Item 6.              Ownership of More than Five Percent on Behalf of Another
                     Person

                     Not Applicable

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

                     Not Applicable

Item 8.              Identification and Classification of Members of the Group

                     See Exhibit B attached hereto

Item 9.              Notice of Dissolution of Group

                     Not Applicable

Item 10.             Certification

                     Not Applicable

                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                FEBRUARY  3, 2003
                                                (Date)


                                                Banco de Credito del Peru


                                                By:  /s/ Raimundo Morales
                                                   ----------------------------
                                                Name:   Raimundo Morales
                                                        General Manager
                                                Title:  Authorized Signatory

                                    EXHIBITS


Exhibit A  Joint Filing Statement

Exhibit B  Identification and Classification of Members of Group

                            Exhibit A to Schedule 13G

                             Joint Filing Agreement
                            Pursuant to Rule 13d-1(k)


     The undersigned persons (the "Reporting Persons") hereby agree that a joint statement on this Schedule 13G, and any amendments thereto, be filed on their behalf by Banco de Credito del Peru.

     Each of the Reporting Persons is responsible for the completeness and accuracy of the information concerning each of them contained therein, but none of the Reporting Persons is responsible for the completeness or accuracy of the information concerning any other Reporting Person.

Date:February 3, 2003


                                   Banco de Credito del Peru


                                   By:  /s/ Raimundo Morales
                                      -----------------------
                                   Name:   Raimundo Morales
                                           General Manager
                                   Title:  Authorized Signatory


                                   Atlantic Security Holding Corporation


                                   By: /s/ Carlos Munoz
                                      ------------------
                                   Name:   Carlos Munoz
                                           President
                                   Title:  Authorized Signatory


                                   El Pacifico-Peruano Suiza Compania
                                   de Seguros y Reaseguros


                                   By: /s/ Arturo Rodrigo
                                      -------------------
                                   Name:   Arturo Rodrigo
                                           General Manager
                                   Title:  Authorized Signatory

                                                                       Exhibit B

Members of Group:

           Atlantic Security Holding Corporation                     (HC)
           Banco de Credito del Peru                                 (BK)
           El Pacifico-Peruano Suiza Compania
           de Seguros y Reaseguros                                   (IC)
           Banco de Credito Overseas Ltd.*                           (CO)
           Atlantic Security Bank*                                   (BK)
           El Pacifico Vida*                                         (CO)

Aggregate amount of common shares beneficially
Owned by group:
                               14,574,027

Percent of class:

                               15.44%




* The holdings of these members have been reported by the respective beneficial owners thereof.